Exhibit 15

July 30, 2004

PHH Corporation
1 Campus Drive
Parsippany, New Jersey

We have made reviews, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of PHH Corporation and subsidiaries, (a wholly-owned subsidiary of Cendant Corporation), for the periods ended June 30, 2004 and 2003, as indicated in our report dated July 30, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in PHH Corporation’s Registration Statements Nos. 333-46434 and 333-45373 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey

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